Exhibit 10.11

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made effective as of June 8, 2020 (the “Signing Date”) by and between Mcube International Limited, a Cayman Island corporation with offices at (                ) (“MIL”), MCube, Inc., a Delaware corporation with offices at (                ) (“MCI”), and Mcube Hong Kong Limited, a Hong Kong registered company with offices at (                ) (“MCHK”) (collectively, “MCUBE”), and MEMSIC Semiconductor (Tianjin) Co. Ltd., a Chinese limited liability company having its principal place of business at (                ) (“MEMSIC Tianjin”), MEMSIC Semiconduction (HK) Co., Ltd., a Hong Kong company with its registered office in (                ) (“MEMSIC HK”), and Total Force Limited, a Hong Kong company with its registered office in (                ) (“MEMSIC Total Force”) (collectively, “MEMSIC”). Each of MCUBE on the one hand, and MEMSIC on the other hand, is referred to herein sometimes as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, MCUBE is engaged in the business of designing, developing, manufacturing, and marketing proprietary integrated circuit devices and related products;

WHEREAS, MEMSIC is engaged in the business of designing, developing, manufacturing and marketing integrated circuit devices and related products;

WHEREAS, MCUBE desires to license certain intellectual property rights and technology assets in the field of accelerometers, gyroscopes, and other inertial sensing devices to the MEMSIC Group (as defined below); and the MEMSIC Group desires to accept such license from MCUBE; and

WHEREAS, accordingly, MEMSIC Tianjin and MCI have executed a term sheet on March 24, 2020, which is attached as Exhibit A (the “Term Sheet”), indicating a desire to enter into this Agreement for the licensing of certain intellectual property lights and technology;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

“Affiliate” means, with respect to a person, any other person that, presently or in the future, directly or indirectly, controls, is controlled by or is under common control with such person. For purpose of this definition, “control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Confidential Information” means, subject to Section 4.5, information disclosed by one Patty (the “Disclosing Party”) to the other Patty (the “Receiving Party”) that, if disclosed in tangible form, is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature, and if disclosed orally is indicated orally to be confidential or proprietary by the Patty disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the Disclosing Patty within a reasonable time after such disclosure.

“dollar” or “$” means the lawful currency of the United States.

“Effective Date” means the date upon which MIL receives the $15 million cash payment pursuant to clause (1) of Exhibit E.

“Exploit” or “Exploitation” means to develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of, and otherwise exploit.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world and all rights therein, including any and all of the following: (i) Patents; (ii) trademarks, trade names, trade dress, certification marks, logos, and service marks, including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing (“Trademarks”); (iii) copyrights, works of authorship, copyright registrations and applications therefor, moral tights, and all other rights corresponding thereto (including mask works and integrated circuit topographies); (iv) rights in computer software (including but not limited to source code, executable code, programming, applets, scripts, binary code and documentation), data and databases and documentation thereof; (v) any and all tangible and intangible proprietary information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, know-how, trade secrets, data and results (“Know-How”); and (vi) all rights to sue, or claims or actions arising out of or related to, any past, present and future infringement, misappropriation or other violation of any of the foregoing, if any.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights which are now owned or controlled by MCUBE or that MCUBE otherwise has the tight to license that relate to the design, development, manufacturing, marketing and sale of Inertial Sensing Devices, including the Patents listed in Exhibit B, Trademarks listed in Exhibit C and other technology listed in Exhibit D. For the avoidance of doubt, the Patents listed in Exhibit B are the only Patents included in the Licensed Intellectual Property Rights.

“Licensed Sensor Device Technology” means any Sensor Device Technology that is included in the Licensed Intellectual Property Rights (including the technology listed in Exhibit D). For the avoidance of doubt, the Licensed Sensor Device Technology excludes (i) systems, modules, or any platform that uses the Sensor Device Technology and (ii) any technology developed by, or acquired from, Xsens Holding B.V.

“MEMSIC Licensed Field” means the Exploitation of micro electrical mechanical systems (MEMS) consisting of the Inertial Sensing Devices.

“Patents” means (i) patents and patent applications, (ii) divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority to or from any of the patents or patent applications in subsection (i), (iii) patents issuing on any of the foregoing, (iv) foreign counterparts of any of the foregoing, and (v) registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing.

“Sensor Device Technology” means methods, devices, computer codes or source codes, software, algorithms, and any other Know-How, in each case included in accelerometers, gyroscopes, and any other inertial sensors (collectively “Inertial Sensing Devices”), and related equipment test methods, software, and algorithms for Inertial Sensing Devices.

“Subsidiary” means, with respect to any Patty, any corporation or other entity of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar· functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Patty, or (ii) such Patty holds at least 50% of the outstanding equity, voting or beneficial or financial interests in such corporation or entity.

ARTICLE 2

LICENSE AND PAYMENT

2.1    License. MCUBE hereby grants to MEMSIC and its Subsidiaries (whether now existing or in the future) (the “MEMSIC Group”) an exclusive (even as to MCUBE), non-transferable (except as set forth in Section 7.2), worldwide, fully paid-up, royalty-free, irrevocable and perpetual (except as set forth in Section 6.3) license, with the right to sublicense (subject to Section 2.2) (the “License”) under the Licensed Intellectual Property Rights to use, make, have made, sell, offer for sale, import, export, distribute, commercialize, practice, perform, display, create derivative works of, modify, copy, reproduce, and otherwise Exploit in any manner any inventions claimed in or otherwise covered by the Licensed Intellectual Property Rights solely for Inertial Sensing Devices products, and to use any process for the manufacture of Inertial Sensing Devices products solely in the MEMSIC Licensed Field, or otherwise provide any service in the MEMSIC Licensed Field. For the avoidance of doubt, such derivative works include derivatives of any of the methods, devices, computer codes, source codes, software and algorithms, in each case included in accelerometers, gyroscopes, and any other inertial sensors included in the Licensed Sensor Device Technology.

2.2    Sublicenses. The MEMSIC Group may, without the consent of MCUBE or any third party, sublicense (through one or more tiers of distribution) the License, solely in the MEMSIC Licensed Field, to (a) its vendors, consultants, contractors, suppliers, distributors, customers and end-users solely in connection with, as applicable, such third patties providing services to the MEMSIC Group in connection with the License granted to the MEMSIC Group or in connection with the MEMSIC Group’s Exploitation of the Licensed Intellectual Property Rights as set forth in Section 2.1, but in each case not for the independent use of such third patties, or (b) its current or future Subsidiaries, as long as such Subsidiaries remain within the MEMSIC Group. The MEMSIC Group may also sublicense (through one or more tiers of distribution) the License to any other third patty, but only (i) if the MEMSIC Group itself ceases the production of Inertial Sensing Devices and (ii) MCUBE gives its consent to such sublicense (such consent not to be unreasonably withheld, delayed or conditioned). Under the terms of any such permitted sublicense, the applicable sublicensee must agree to abide by the obligations of MEMSIC under this Agreement.

2.3    No Other Rights: Retained Ownership by MCUBE. Except as expressly set forth in this Agreement, this Agreement grants to MEMSIC and MCUBE no right or license under any Patents, whether by implication, estoppel or otherwise. For avoidance of doubt, under this Agreement, MCUBE retains sole ownership of the Licensed Intellectual Property Rights, and no rights are granted to the MEMSIC Group under the Licensed Intellectual Property Rights outside of the MEMSIC Licensed Field.

2.4    Third-Patty Licenses. MCUBE shall exercise commercially reasonable efforts to assist the MEMSIC Group in acquitting for the MEMSIC Group sublicensable, worldwide, perpetual licenses to any Intellectual Property Right and/or Sensor Device Technology owned or controlled by a third party that is necessary for the purposes of allowing the MEMSIC Group to use, make, have made, sell, offer for sale, import, export, distribute, commercialize, practice, perform, display, create derivative works of, modify, copy, reproduce, and otherwise Exploit in any manner any inventions claimed in or otherwise covered by the Licensed Intellectual Property Rights as provided for in the License. Any such currently existing third-party Intellectual Property Rights and/or Sensor Device Technology are listed in Exhibit F.

2.5    Resulting Intellectual Property. As between the Patties, the MEMSIC Group shall exclusively own, throughout the world, any Intellectual Property Rights (including any Sensor Device Technology) that are developed by or on behalf of the MEMSIC Group based upon or otherwise using the Licensed Intellectual Property Rights (including the Licensed Sensor Device Technology) after the Effective Date, provided that such Intellectual Property Rights (including any Sensor Device Technology) excludes any of the Licensed Intellectual Property Rights themselves.

2.6    Payment Terms

(a)    Payments: Schedule. As consideration for the License and the other rights and obligations of MCUBE under this Agreement, MEMSIC agrees to pay MCUBE a total maximum amount of seventy-five million dollars ($75,000,000) payable solely as set forth in Exhibit E.

(b)    Wire Transfer. Cash payments shall be made by wire transfer to the designated account of the applicable payee (as set forth in Exhibit E) and in accordance with the payment terms set forth in Exhibit E.

(c)    Late Payments and Non-Payments. MEMSIC shall pay the applicable payee (as set forth in Exhibit E) a penalty of 10% interest per annum for payments due pursuant to clauses (1) (i.e., $15 million) and (3) (i.e., $10 million) of Exhibit E that MEMSIC has delayed or otherwise failed to make; provided that no such penalty is due until after a two (2) month grace period has passed after such payment was due. Any such non-payment by MEMSIC shall be deemed a material breach for the purposes of MCUBE’s termination rights pursuant to Section 6.2.

2.7    Lost Profits. If MCUBE grants to a third party a license under, or any other tights in or to, any of the Licensed Intellectual Property Rights in conflict with the License granted to the MEMSIC Group or in conflict with MCUBE’s obligations under Sections 5.1 or 5.2, MCUBE must compensate MEMSIC for the profits that the MEMSIC Group can reasonably demonstrate it lost as a result of such third party’s use of such Licensed Intellectual Property Rights. Such compensation may, at MEMSIC’s sole option, be payable by MCUBE in cash or be deducted from future payments due by MEMSIC pursuant to Section 2.6.

2.8    Non-Compete. MCUBE and its successors and permitted assigns shall not, and shall cause its Affiliates to not, directly or indirectly, develop, make, conduct, research, sell, market or otherwise commercialize Inertial Sensing Devices in component form. For the avoidance of doubt, this Section 2.8 shall survive the termination or expiration of this Agreement.

2.9    Taxes.

(a)    Any tax due under applicable law in applicable jurisdictions relating to the payments made under this Agreement in cash or cash equivalent, including but not limited to China-sourcing income tax, value-added-tax (“VAT”) and local surcharges, shall be borne by MCUBE. MEMSIC may withhold any amounts payable under this Agreement such tax as may be required to be withheld pursuant to any applicable law.

(b)    In the event that a VAT exemption or other VAT benefit is possible under the applicable law, the taxpayer shall make necessary efforts to apply from the in-charge tax authorities the required certification and approval for VAT exemption or benefit, and the other Patty shall use best efforts to assist.

(c)    The stamp duty of this Agreement (to the extent applicable) shall be borne by each Patty respectively.

2.10    Non Refundable. All payments already made by MEMSIC are non-refundable for purposes of revenue recognition.

ARTICLE 3

PROSECUTION, MAINTENANCE AND ENFORCEMENT

3.1    Filing, Prosecution and Maintenance. MEMSIC will have the sole right and obligation to control the preparation, filing, prosecution, maintenance and defense (including any proceedings) of the Patents included in the Licensed Intellectual Property Rights (the “Licensed Patents”) and will use commercially reasonable best efforts with respect thereto. MEMSIC shall be responsible for the costs included with respect to the preparation, filing, prosecution, maintenance and defense of the Licensed Patents. MEMSIC shall provide, as promptly as reasonably practicable, MCUBE with copies of any material official correspondence to or from applicable patent offices with respect to the Licensed Patents. Within thirty (30) days of receiving such copies of such correspondence, MCUBE may provide MEMSIC with comments on, and discuss with MEMSIC, any response to such correspondence and MEMSIC shall consider any reasonable comments provided by MCUBE to MEMSIC within such thirty (30) day period. MEMSIC may file a notice with governmental patent offices of the exclusive license to the Licensed Patents granted to MEMSIC hereunder, provided that MCUBE will have the tight to review such notice prior to such filing and provide feedback regarding the language thereof, and MEMSIC agrees to exercise reasonable good faith in accepting such feedback. Any defense of the Licensed Patents (including any proceedings) shall be conducted and controlled by MEMSIC at its own expense, and MEMSIC shall notify, as promptly as reasonably practicable, MCUBE of the initiation of such proceeding, and MCUBE shall also participate and appear solely to the extent as required by the applicable rules governing such proceedings; MEMSIC shall reimburse MCUBE for its reasonable expenses incurred in connection therewith. Any settlement or compromise of such proceeding shall be subject to the approval of MCUBE, which approval shall not be unreasonably withheld, delayed or conditioned.

3.2    Abandonment. MEMSIC may abandon or cease prosecution or maintenance of any Licensed Intellectual Property Right in its sole discretion, provided that, if MEMSIC determines to abandon or cease prosecution or maintenance of any Licensed Intellectual Property Right, MEMSIC shall provide reasonable written notice to MCUBE of such determination (which notice shall, to the extent possible, be given no later than ninety (90) days prior to the final deadline for any action that must be taken with respect to any such Licensed Intellectual Property Right with respect to the relevant authority). In such case, upon MCUBE’s written election provided no later than thirty (30) days after such notice from MEMSIC, MCUBE may assume the prosecution and maintenance of such Licensed Intellectual Property Right at MCUBE’s sole cost and expense.

3.3    Enforcement.

(a)    Enforcement by MEMSIC. In the event that MCUBE or MEMSIC becomes aware of (i) a suspected infringement of any Licensed Intellectual Property Right in the MEMSIC Licensed Field that is or would be infringing activity involving the using, making, importing, offering for sale or selling of articles that the Patty reasonably believes infringes any of the Licensed Intellectual Property Rights conferred under this Agreement or (ii) any allegations of alleged patent invalidity, unenforceability or non-infringement (e.g., declaratory judgment action) of any Licensed Intellectual Property Rights, such Party shall notify the other Party in writing promptly, including all information available to such Party with respect to such alleged infringement, and following such notification, the Parties shall confer. MEMSIC shall have the first right, but shall not be obligated, to bring an infringement action for suspected infringement of the Licensed Intellectual Property Rights in the MEMSIC Licensed Field at its own cost and expense, in its own name and entirely under its own direction and control, subject to the following: (A) MCUBE shall reasonably assist MEMSIC (at MEMSIC’s expense) in any action or proceeding being prosecuted for suspected infringement in the MEMSIC Licensed Field if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by MEMSIC or required by applicable law (and MCUBE hereby consents to be so named and joined), (B) MCUBE shall have the right to participate and be represented in any such suit by its own counsel at its own cost and expense and (C) no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Licensed Intellectual Property Right may be entered into by MEMSIC without the prior written consent of MCUBE, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)    Timing; Enforcement by MEMSIC. MEMSIC will have a period of one hundred eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 3.3(a)(a) or receipt of written notice from a third party that reasonably evidences such infringement of the Licensed Intellectual Property Rights, to elect to so enforce such Licensed Intellectual Property Rights in the applicable jurisdiction (or to settle or otherwise secure the abatement of such infringement in accordance with Section 3.3(a)), provided, however, that such period will be more than one hundred eighty (180) days to the extent applicable law prevents earlier enforcement of such Licensed Intellectual Property Rights, and provided, further, that if such period is extended because applicable law prevents earlier enforcement, MEMSIC shall have until the date that is thirty (30) days following the date upon which applicable law first permits such proceeding. In the event MEMSIC does not so elect (or settle or otherwise secure the abatement of such infringement) before the expiration of such time period, it will so notify MCUBE in writing and in the case where MCUBE then desires to commence a suit or take action to enforce the applicable Licensed Intellectual Property Right in the applicable jurisdiction, MCUBE will thereafter have the right to commence such a suit or take such action to enforce the applicable Licensed Intellectual Property Right, as applicable, at MCUBE’s sole cost and expense, provided that MCUBE shall first consult with MEMSIC concerning the reasons MEMSIC elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. MEMSIC shall reasonably assist MCUBE (at MCUBE’s sole cost and expense) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by MCUBE or required by applicable law (and MEMSIC hereby consents to being so named and joined). MEMSIC shall have the right to participate and be represented in any such suit by its own counsel at its own cost and expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Licensed Intellectual Property Right in the MEMSIC Licensed Field may be entered into by MCUBE without the prior written consent of MEMSIC, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)    Withdrawal. If either Party brings an action or proceeding under this Section 3.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 3.3.

(d)    Damages. In the event that either Party exercises the rights conferred in this Section 3.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all reasonable out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees, and if after such reimbursement any funds remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 3.3.

3.4    Trade Secrets. To the extent that the value of any Licensed Intellectual Property Rights is dependent upon being maintained as a trade secret, each of MEMSIC and MCUBE shall continue to maintain any such Licensed Intellectual Property Rights as a trade secret.

3.5    No Other Obligations. Except as set forth in this Article 3, neither Patty has any obligation to enforce, prosecute, or maintain any Licensed Intellectual Property Rights.

ARTICLE 4

ADDITIONAL OBLIGATIONS

4.1    Reservations. This Agreement grants no license or tight, by implication or otherwise, to either Patty, under any Intellectual Property Rights now or hereafter or controlled by the other Patty, except as expressly set forth in this Agreement.

4.2    Delivery. Within fourteen (14) days after the Effective Date, MCUBE shall provide MEMSIC with electronic copies (or tangible embodiments, if electronic copies are not available) of the Licensed Sensor Device Technology and any other Know-How included in the Licensed Intellectual Property Rights. If MEMSIC reasonably determines that there is additional, specific Know-How included in the Licensed Intellectual Property Rights that is necessary for the continued Exploitation of the Licensed Intellectual Property Rights that has not been provided pursuant to this Section 4.2, MEMSIC shall notify MCUBE in writing thereof and, as promptly as reasonably practicable following receipt of such notice, MCUBE shall, at its cost and expense, provide MMSIC with electronic copies (or tangible embodiments, if electronic copies are not available) of such Know-How to MEMSIC. MEMSIC may withhold any further payments payable pursuant to Section 2.6 if it reasonably determines that MCUBE is not complying with the terms of this Section 4.2.

4.3    Further Assurances. From time to time following the Signing Date, each of the Parties shall, at the other Patty’s reasonable request and expense, execute and deliver such documents and other papers as may be required to carry into effect the transactions contemplated by this Agreement.

4.4    Bankruptcy Rights. All tights and licenses granted to the MEMSIC Group as licensee hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code. MCUBE acknowledges that the MEMSIC Group, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its tights and elections under the Bankruptcy Code. MCUBE irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(l) or successor provisions to the effect that applicable law excuses MCUBE from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(l) or any successor statute.

4.5    Confidentiality.

(a)    Obligations. The Patties may, from time to time, in connection with this Agreement, disclose to each other Confidential Information. Except as expressly authorized in this Agreement, including in connection with the exercise of license rights under this Agreement, the Receiving Patty shall not use or disclose the Confidential Information of the Disclosing Patty. Without limiting the foregoing, the Receiving Patty shall use at least the same degree of care that it uses to prevent the disclosure or unauthorized use of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure and unauthorized use of the Disclosing Party’s Confidential Information.

(b)    Exclusions. Notwithstanding the provisions of this Section 4.5, Confidential Information excludes information that the Receiving Patty can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Patty, without restriction, from a source (other than the Disclosing Patty) that had a tight to disclose it without breach of this Agreement; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

(c)    Required Disclosure. If the Receiving Party must disclose the Disclosing Party’s Confidential Information under the order or requirement of a court, administrative agency, or other governmental body or in connection with prosecuting or defending litigation or filing, prosecuting or enforcing Patents in connection with the Receiving Party’s rights and obligations pursuant to this Agreement, the Receiving Patty may disclose the Disclosing Party’s Confidential Information as required in connection with the applicable order, requirement, litigation, filing, prosecution or enforcement, provided that the Receiving Patty shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

(d)    Survival. The confidentiality obligations under this Section 4.5 shall survive the termination of this Agreement for a period of five (5) years. Notwithstanding the foregoing, for any and all Confidential Information that constitutes (and continues to constitute) a trade secret under applicable law, the obligations under this Section 4.5 shall survive in perpetuity.

4.6    Mai-Icing. The MEMSIC Group shall use commercially reasonable efforts consistent with its current practices to include any and all patent notices as are required by applicable law or are standard in the industry on any products (and associated written materials or packaging thereof) that are covered by the Patents included in the License.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES; INDEMNITY; DISCLAIMER; LIMITATION OF LIABILITY

5.1    Mutual Representations and Warranties. Each Patty hereby represents and warrants to the other Party that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (b) this Agreement has been duly executed and delivered on behalf of such Patty, and is legally binding and enforceable on each Patty in accordance with its terms, (c) it has not granted and will not grant any tights in any Intellectual Property Rights that are inconsistent with the tights and licenses granted herein, and (d) its entry into and performance of this Agreement, including the transfers, grants of tights, licenses and any tight to use granted to the other Patty hereunder, does not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of any agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which such Party or any of its assets is bound.

5.2    Representations, Warranties and Covenants of MCUBE.

(a)    Licensed Intellectual Property Rights. MCUBE hereby represents and warrants that (i) it (and neither any third party nor any Subsidiary or Affiliate of MCUBE) is the sole owner of the entire right, title, and interest in and to the Licensed Intellectual Property Rights (including the Licensed Sensor Device Technology), (ii) it has the sole right and power to grant the License, (iii) there are no other agreements with any other patty in conflict with the grant of such License, (iv) it knows of no prior art that would invalidate the Licensed Patents, (v) it will maintain and ensure the validity of the License, (vi) to the knowledge of MCUBE after due inquiry, the MEMSIC Group’s contemplated use of the Licensed Intellectual Property Rights under the License as set forth in Section 2.1 does not and will not infringe, misappropriate or otherwise violate any valid Intellectual Property Rights held by any third party, and (vii) there are no actions for infringement, misappropriation or other violation anywhere in the world against MCUBE with respect to products it manufactures and commercializes embodying the Licensed Intellectual Property Rights. To the extent that any Licensed Intellectual Property Right is now or hereafter owned or controlled by a Subsidiary or Affiliate of MCUBE, MCUBE agrees to take any steps necessary to promptly consolidate sole ownership and control of such Licensed Intellectual Property Right in MCUBE.

(b)    No Transfer: Negative Pledge. Following the Signing Date, none of MCUBE, its Subsidiaries or Affiliates, and any of their successors or permitted assigns shall, directly or indirectly, sell, assign, transfer, dispose of, grant any future rights in conflict with the License, or create or allow the creation of any pledge, security interest, mortgage, lien or any other encumbrance on or in respect of, any of the Licensed Intellectual Property Rights without the prior written consent of MEMSIC. Any attempt to do so in violation of the foregoing shall be null and void and have no force or effect.

(c)    Export Controls. MCUBE hereby represents and warrants that the Licensed Intellectual Property Rights are classified as either EAR99 under the Export Administration Regulations (the “EAR”), or are not subject to the EAR.

(d)    Evaluation Report. MCUBE shall use commercially reasonable efforts to assist MEMSIC in the evaluation of the Licensed Intellectual Property Rights, as may be required by the applicable government authority.

5.3    Indemnity. Each Patty (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Patty and its Affiliates, and then· respective officers, directors, employees, agents, licensors, and then· respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorneys’ fees) arising in connection with any claims, suits or proceedings, whether for money damages or equitable relief, of any kind brought by any third party that are a result of the Indemnifying Party’s (a) violation of Sections 4.5, 5.1 or 5.2 or (b) fraud, gross negligence or willful misconduct.

5.4    NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 5 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE, OR NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

5.5    General Disclaimer. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as:

(a)    a warranty or representation by either Party as to the validity, enforceability or scope of any technology or Intellectual Property Rights;

(b)    an agreement to bring or prosecute actions or suits against any third party for infringement of Intellectual Property Rights or any other right, or conferring upon either Patty any right to bring or prosecute actions or suits against any third party for infringement of Intellectual Property Rights or any other right;

(c)    conferring upon either Party any right to use in advertising, publicity or otherwise any trademark, trade name or names, or any contraction, abbreviation or simulations thereof, of the other Patty; or

(d)    conferring upon either Party, by implication, estoppel or otherwise, any license or other right except the licenses and rights expressly granted hereunder; or an obligation to provide any technical information, know-how, consultation, technical services or other assistance or deliverables to the other Party.

5.6    Limitation of Liability. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, DAMAGES ARISING FROM A BREACH OF SECTION 4.5, AND AS OTHERWISE PROVIDED IN SECTION 2.7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT.

5.7    Joint and Several Liability. MIL and MCI shall be jointly and severally liable for, and each unconditionally guarantees, any and all obligations, representations, warranties, covenants, undertakings, indemnities and other agreements of MCUBE under this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1    Term. This Agreement shall commence as of the Signing Date and shall continue in perpetuity unless earlier terminated pursuant to Section 6.2.

6.2    Termination. Either Patty (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon delivery of written notice to the other Party (the “Breaching Party”) in the event of any material breach by the Breaching Party of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within thirty (30) days after written notice thereof is given by the Non-Breaching Patty to the Breaching Party specifying the nature of the alleged breach.

6.3    Effect of Termination. Following the effective date of any termination of this Agreement, (a) MEMSIC will no longer be obligated to make any payments under this Agreement; and (b) solely in the event that such termination is by MCUBE pursuant to Section 6.2 for material breach by MEMSIC of its payment obligations under Section 2.6, the License shall terminate, subject to a six (6) month wind-down period following such termination to allow the MEMSIC Group to sell or otherwise dispose of any substantially finished products or inventory already existing as of such effective date of termination.

6.4    Survival. The following provisions shall survive any termination of this Agreement, as well as any other provisions which by their nature are intended to survive any termination: Articles 1 (Certain Definitions), 6 (Term and Termination) and 7 (General Provisions) and Sections 2.5 (Resulting Intellectual Property), 2.8 (Non-Compete), 2.9 (Taxes), 4.5 (Confidentiality), 5.3 (Indemnity), 5.4 (NO OTHER REPRESENTATIONS), 5.5 (General Disclaimer), 5.6 (Limitation of Liability) and 5.7 (Joint and Several Liability). In addition, the following provisions shall survive any termination of this Agreement (except for early termination by MCUBE pursuant to Section 6.2 for material breach by MEMSIC of its payment obligations under Section 2.6, in which case only the provisions listed in the previous sentence shall survive): Articles 3 (Prosecution, Maintenance and Enforcement) and 4 (Additional Obligations) and Sections 2.1 (License), 2.2 (Sublicenses), 2.7 (Lost Profits), 5.2(b) (No Transfer; Negative Pledge) and 5.2(d) (Evaluation Report).

ARTICLE 7

GENERAL PROVISIONS

7.1    Governing Law: Arbitration: Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without reference to the conflicts of law provisions thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be exclusively referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in effect when the applicable notice of arbitration is submitted. The law of such arbitration shall be Hong Kong law, the seat of such arbitration shall be Hong Kong law, the number of arbitrators in such arbitration shall be three, and such arbitration proceedings shall be conducted-and all associated decisions or correspondence shall be-in English.

7.2    Assignment; Change of Control: Binding Upon Successors and Assigns. No Patty may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party: provided that either Party may, without the consent of the other Party, assign this Agreement as part of the transfer of all or substantially all of its assets to which this Agreement relates, it being understood that this Agreement must be assigned in the event of any such transfer of assets and the assignee of this Agreement and transferee of such asset transfer shall at all times be the same entity. For the avoidance of doubt, and without limiting the foregoing, without the prior written consent of a Patty, any merger, consolidation, sale of all or a significant portion of any the assets of the other Patty (including, for the avoidance of doubt, MCI, MIL or MCHK individually) or any similar transaction or series of transactions that results in, directly or indirectly, such other Patty’s liquidation, dissolution, winding up, cessation of existence or merger into another entity shall require the applicable successor or assignee to agree in writing to be bound by all of the provisions of, and perform all of the obligations of such other Patty under, this Agreement. Subject to rest of this Section 7.2, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and enforceable against such successors and permitted assigns. Any attempted assignment or other transaction in violation of this Section 7.2 will be void ab initio.

7.3    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

7.4    Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a Patty will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. It is accordingly agreed that the Parties will be entitled (in addition to any other remedy that may be available to it) to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction and that no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.

7.5    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or otherwise breached by MCUBE and that any remedy at law for any breach of any provision of this Agreement by MCUBE would be inadequate. Accordingly, the Parties acknowledge and agree that MEMSIC shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof, without limitation of and in addition to any other remedy to which it is entitled at law or in equity, and MCUBE hereby agrees not to asset, and hereby waives, in any action seeking any such relief, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection therewith. The Patties agree that, by seeking the remedies set forth in this Section 7.5, MEMSIC does not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or in the event that the remedies provided for in this Section 7.5 are not available or otherwise are not granted, and nothing set forth in this Section 7.5 shall require MEMSIC to institute any action for (or limit MEMSIC’s right to institute any action for) specific performance under this Section 7.5 prior to or as a condition to exercising any termination right under Section 6.2.

7.6    Amendment and Waivers. Subject to applicable law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Patty against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. Tue failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.7    Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing patty will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). Tue prevailing party will be entitled to recover its costs of suit.

7.8    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next business day in the jurisdiction of the Party receiving such communication (“Business Day”), if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

If to MCUBE:

MCUBE, Inc. 2570 North First Street STE 300
San Jose, California 95131
Attn: Ben Lee, CEO, MCube, Inc.

with a copy (which shall not constitute notice) to:
( )

If to MEMSIC:

MEMSIC Semiconductor (Tianjin) Co. Ltd.
( )
Attn:

7.9    Interpretation; Rules of Construction. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Patties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement will be construed against the Patty drafting such agreement.

7.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire understanding and agreement of the Patties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the Patties (including the Term Sheet). The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

7.11    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Patties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Patty shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Patty forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

7.12    Relationship Between the Patties. The relationship between the Patties established under this Agreement is that of independent contractors and no Patty shall be deemed an employee, agent, partner, or joint venturer of or with the other.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the Signing Date.

MCUBE, INC.

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	CEO

MCUBE INTERNATIONAL LIMITED

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Director

MCUBE HONG KONG LIMITED

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Director

[SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the Signing Date.

MEMSIC SEMICONDUCTOR (TIANJlN) CO. LTD.

By:	/s/ Chunxing Zhi
Name:
Title:

MEMSIC SEMICONDUCTION (HK) CO., LTD.

By:	/s/ Chunxing Zhi
Name:
Title:

TOTAL FORCE LIMITED

By:	/s/ Chunxing Zhi
Name:
Title: